EXHIBIT 4.1

                                 EMB CORPORATION
                           1999 STOCK PLAN, AS AMENDED


1. Purpose. The purpose of this 1999 Stock Plan, as Amended (the "Plan") is to advance the interests of EMB Corporation, a Hawaii corporation ("EMB"), and its shareholders by offering to those officers, employees, directors and consultants of EMB and its subsidiaries who will be responsible for the long-term growth of EMB's earnings the opportunity to acquire or increase their equity interests in EMB, thereby achieving a greater commonality of interest between shareholders, employees, directors and consultants, enhancing EMB's ability to retain and attract both highly qualified employees, directors and consultants and providing an additional incentive to such individuals to achieve EMB's long-term business plans and objectives.

2. Award Opportunities. Awards (individually, an "Award"; collectively, the "Awards") under the Plan may be granted in the form of Common Stock that is restricted and must be purchased by the officer, employee, director or consultant (the "Restricted Common Stock").

3. Administration.

     (A) Committee. The Plan shall be administered by EMB's Compensation Committee (the "Committee") of the Board authorized by the Board. The Committee shall consist of no less than two directors of EMB who shall be appointed, from time to time, by the Board; provided that the President of EMB, may, if permitted by the Board, act as a committee of one. All references in the Plan to the Board shall refer only to the Committee.

     (B) Authority. The Board, or the Committee, to the extent the Board has delegated such authority to the Committee, shall have full and final authority with respect to the Plan (i) to interpret all provisions of the Plan consistent with law; (ii) to determine the individuals who will receive Awards; (iii) to determine the frequency of grant of Awards; (iv) to determine the number of shares of Restricted Common Stock to be granted to each individual; (v) to prescribe the form and terms of instruments evidencing any Award granted under the Plan; (vi) to adopt, amend and rescind general and special rules and regulations for the Plan's administration; and (vii) to make all other determinations necessary or advisable for the administration of the Plan. The Board may, with the consent of the person who has been granted an Award under the Plan, amend the instrument regarding such Award consistent with the provisions of the Plan.

     (C) Indemnification. No member of the Board or the Committee shall be liable for any action taken or determination made in good faith. The members of the Board and the Committee shall be indemnified by EMB for any acts or omissions in connection with the Plan to the full extent permitted by Federal, Hawaii or California laws.


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4. Eligibility. Participation in the Plan shall be determined by the Board and shall be limited to officers, employees, directors and consultants of EMB and its subsidiaries (individually, a "Participant"; collectively, the "Participants").

5. Stock Subject to Plan. Subject to adjustments as provided in Section 9(A) hereof, the aggregate amount of Common Stock as to which Awards may be granted under the Plan shall not exceed 8,250,000 shares and may be authorized but unissued shares or treasury shares. The Board shall maintain records showing the cumulative number of shares of Restricted Common Stock.

6. Restricted Common Stock.

     (A) Granting of Restricted Common Stock. The Board may, in its sole discretion and subject to the provisions of the Plan, grant to eligible officers, employees, directors or consultants at such times as it deems appropriate following adoption of the Plan by the Board, shares of Restricted Common Stock.

     (B) Price of Restricted Common Stock. The price at which Restricted Common Stock may be purchased by a Participant under the Plan shall be determined by the Board and shall be 100% of the fair market value, per share, of the Common Stock at the time the Restricted Common Stock was granted. Each certificate evidencing shares of Restricted Common Stock shall be inscribed with a legend substantially as follows: "The shares of common stock of EMB Corporation, evidenced by this certificate are subject to the terms and restrictions of the EMB Corporation 1999 Stock Plan, as Amended. Such shares are subject to forfeiture or cancellation under the terms of said Plan and shall not be sold, transferred, assigned, pledged, encumbered, or otherwise alienated or hypothecated except pursuant to the provisions of said Plan, a copy of which is available from EMB Corporation, upon request."

     (C) Persons Subject to Section 16 of the Exchange Act. Participants who are subject to Section 16 of the Exchange Act are hereby advised that reliance on Rule 16b3 may require that any equity security of EMB acquired upon exercise of Restricted Common Stock by such person be held at least until the date six months after the date of grant of the Restricted Common Stock.

7. Other Provisions.

     (A) No Right to Employment. Neither the adoption of the Plan nor its operation, nor any document describing or referring to the Plan, or any part thereof, shall confer upon any Participant under the Plan any right to continue in the employ or as a consultant of EMB or a subsidiary or shall in any way affect the right and power of EMB or a subsidiary to terminate the employment or consulting arrangement of any Participant under the Plan at any time with or without assigning a reason therefor.

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     (B) Tax Withholding. The Board shall have the right to deduct from any settlement of an Award, including without limitation the delivery or vesting of Common Stock, made under the Plan any Federal, state, or local taxes of any kind required by law to be withheld with respect to such payments or to take any such other action as may be necessary in the opinion of the Board to satisfy all obligations for payment of such taxes. If Common Stock that would otherwise be delivered in settlement of the Award are used to satisfy tax withholding, such Common Stock shall be valued based on their Fair Market Value determined in accordance with section 6(B) when the tax withholding is required to be made. Participants who are subject to Section 16 of the Exchange Act are hereby advised that pursuant to Rule 16b3 thereunder the use of shares to satisfy tax withholding will be treated as the exercise of a Stock Appreciation Right.

     (C) Amendment and Termination. The Board may at any time suspend, amend, or terminate the Plan, and, without limiting the foregoing, the Board shall have the express authority to amend the Plan from time to time, with or without approval by the shareholders, in the manner and to the extent that the Board believes is necessary or appropriate in order to cause the Plan to conform to provisions of Rule 16b3 under the Exchange Act and any other rules under Section 16 of the Exchange Act, as any of such rules may be amended, supplemented, or superseded from time to time. Except for adjustments made in accordance with Section 9(A), the Board may not, without the consent of the grantee of the Award, alter or impair any Award previously granted under the Plan. No Award may be granted during any suspension of the Plan or after termination thereof. In addition to Board approval of an amendment, if the amendment would: (i) materially increase the benefits accruing to Participants; (ii) increase the number of shares of Common Stock deliverable under the Plan (other than in accordance with the provisions of Section 9(A); or (iii) materially modify the requirements as to eligibility for participation in the Plan, then such amendment shall be approved by the holders of a majority of EMB's outstanding capital stock represented and entitled to vote at a meeting held for the purpose of approving such amendment to the extent required by Rule 16b3 of the Exchange Act.

     (D) Effective Date of the Plan. The Plan, as Amended, was adopted by the Board on July 20, 2000.

     (E) Duration of the Plan. Unless previously terminated by the Board, the Plan shall terminate at the close of business on July 30, 2005, and no Award shall be granted under it thereafter, but such termination shall not affect any Award theretofore granted.

     (F) Use of Certain Terms. The terms "parent" and "subsidiary" shall have the meanings ascribed to them in Section 424 of the Code and unless the context otherwise requires, the other terms defined in Section 421, 422, and 424, inclusive, of the Code and regulations and revenue rulings applicable thereto, shall have the meanings attributed to them therein.